UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 15, 2008

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Humana Inc. today disclosed that as of the close of business on Friday, September 12, 2008, its investment portfolio, including cash and cash equivalents, had a fair value of approximately $6.6 billion. Of this amount, the company held direct debt securities of Lehman Brothers Holdings, Inc., or Lehman (NYSE: LEH) of approximately $25.7 million at fair value, or about 0.5 percent of the approximate value of the portfolio. Furthermore, the company also held $4.9 million at fair value of the debt securities of American International Group, Inc. (NYSE: AIG).

Approximately $29.2 million of the company’s cash collateral under its securities lending program were invested in obligations of Lehman at September 12, 2008. A description of the company’s securities lending program is included in the company’s Form 10-K for the year ended December 31, 2007. Additionally, at June 30, 2008, the company had an asset related to an interest rate swap agreement with Lehman Brothers Special Financing Inc. of approximately $7.1 million.

The company expects to continue to analyze and review the valuation of these securities and assets and all remaining securities in its investment portfolio, including the impact, if any, on its 3Q08 financial results which are expected to be announced on November 3, 2008.

Cautionary Statement

This filing contains statements that are forward looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the company’s Form 10-K for the year ended December 31, 2007, its Forms 10-Q for the periods ended March 31, 2008 and June 30, 2008, and Forms 8-K filed during 2008, all as filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Steven E. McCulley
Steven E. McCulley
Vice President and Controller Principal Accounting Officer

Dated: September 15, 2008